Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-205471, 333-205469, 333-183491, 333-176111, 333-176110, 333-173208, 333-230644, 333-234630, 333-236542, and 333-249928) on Forms S-8, Registration Statement (No. 333-234353) on Form S-3 and Registration Statements (Nos. 333-224424, 333-225768, 333-236572, 333-238635, and 333-249353) on Form S-1 of InVivo Therapeutics Holdings Corp. of our report dated March 1, 2021, relating to the consolidated financial statements of InVivo Therapeutics Holdings Corp. and Subsidiary, appearing in this Annual Report on Form 10-K of InVivo Therapeutics Holdings corp. for the year ended December 31, 2020.

/s/RSM US LLP

Boston, Massachusetts

March 01, 2021